Exhibit 99.1

PORT ANGELES, Wash., April 29, 2026 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports First Quarter 2026 Financial Results

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or the "Company"), the holding company for First Fed Bank ("First Fed" or the "Bank"), today reported net income of $6,000 for the first quarter of 2026, compared to net income of $382,000 for the fourth quarter of 2025 and a net loss of $9.0 million for the first quarter of 2025. Basic and diluted income per share were $0.00 for the first quarter of 2026, compared to basic and diluted income per share of $0.04 for the fourth quarter of 2025 and basic and diluted loss per share of $1.03 for the first quarter of 2025.

Management Outlook; President and Chief Executive Officer, Curt Queyrouze:

"As we move through 2026, we are executing a disciplined transformation to improve our operating efficiency and reposition the balance sheet for long-term performance. While near-term results will reflect this transition, we remain encouraged by the underlying momentum in our core banking franchise. We are focused on disciplined balance sheet management, strengthening our funding and liquidity profile, and maintaining a strong capital position as we work to improve profitability. We are confident that the actions we are taking today will drive improvement beginning in the second half of the year and position the company for stronger, more consistent performance in 2027 and beyond."

First Quarter Insights:

•	Core banking revenues remained steady.
•	Net interest margin expanded for the sixth consecutive quarter to 3.03% for the current quarter compared to 3.00% in the fourth quarter of 2025, primarily as a result of a decrease in the rate paid on interest-bearing liabilities.
•	Cost of total deposits dropped to 2.04% for the current quarter from 2.12% in the preceding quarter, as higher-cost brokered certificates of deposit ("CDs") matured during the current quarter.
•	First Fed total risk-based capital ratio remained relatively stable at 13.5% for the current quarter compared to 13.6% in the fourth quarter of 2025, and 13.4% for the first quarter of 2025.
•	Net loans receivable, excluding loans held for sale, increased $951,000, or 0.1%, to $1.61 billion at March 31, 2026 from $1.61 billion at December 31, 2025, and decreased $24.6 million, or 1.5%, from $1.64 billion at March 31, 2025.
•	Customer deposits increased $24.9 million, or 1.6%, to $1.54 billion at March 31, 2026 from $1.51 billion at December 31, 2025, and increased $9.3 million, or 0.6%, from $1.53 billion at March 31, 2025.
•	Brokered deposits decreased $22.4 million, or 25.9%, to $64.1 million at March 31, 2026 from $86.5 million at December 31, 2025, and decreased $73.8 million, or 53.5%, from $137.9 million at March 31, 2025.
•	FHLB advances increased $20.0 million, or 7.3%, to $293.5 million at March 31, 2026 from $273.5 million at December 31, 2025, partially offsetting the decrease in brokered deposits.
•	A recapture of provision for credit losses on loans of $13,000 was recorded in the first quarter of 2026, compared to a provision of $466,000 for the preceding quarter and a provision of $7.8 million for the first quarter of 2025.

Other Updates:

•	The Bank continues to vigorously defend the previously disclosed legal proceedings. First Fed is entering into discovery in the Socotra REIT matter. The Bank is also preparing for a hearing on 3|5|2 Capital GP LLC's and Leucadia Asset Management LLC's Motion to Dismiss the Bank's counter claims.

Selected Quarterly Financial Ratios:

	As of or For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Performance ratios: (1)
Return on average assets	0.00%	0.07%	0.15%	0.68%	-1.69%
Return on average equity	0.02	0.96	2.10	10.00	-23.42
Net interest margin (2)	3.03	3.00	2.91	2.83	2.76
Efficiency ratio (3)	101.4	92.0	104.9	78.0	113.5
Equity to total assets	7.36	7.46	7.32	6.82	6.75
Book value per common share	$16.52	$16.61	$16.33	$15.85	$15.52
Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.30%	7.40%	7.26%	6.76%	6.68%
Return on average tangible common equity (4)	0.02	0.97	2.12	10.10	-23.65
Tangible book value per common share (4)	$16.38	$16.47	$16.18	$15.70	$15.36
Capital ratios (First Fed): (5)
Tier 1 leverage	9.6%	9.5%	9.3%	9.1%	9.0%
Common equity Tier 1 capital	12.4	12.5	12.7	12.0	12.1
Total risk-based	13.5	13.6	13.7	13.1	13.4

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Current period capital ratios are preliminary and subject to finalization of the FDIC Call Report.

Net Interest Income and Margin

Total interest income decreased $803,000 to $25.3 million for the first quarter of 2026, compared to $26.1 million for the preceding quarter, and decreased $1.5 million compared to $26.8 million in the first quarter of 2025. Interest income decreased in the first quarter of 2026 primarily due to decreased average balances of interest-earning assets. Average real estate loan balances decreased while average consumer and commercial business loan balances increased over the preceding quarter. Average investment securities balances and yields also decreased compared to the preceding quarter as a result of maturities during the fourth quarter of 2025. The yield on interest-earning assets decreased by 2 basis points to 5.32% compared to the preceding quarter, primarily due to reduced average loan balances.

Total interest expense decreased $553,000 to $10.9 million for the first quarter of 2026, compared to $11.5 million for the preceding quarter, and decreased $2.1 million compared to $13.0 million in the first quarter of 2025. Interest expense decreased in the first quarter of 2026 primarily due to a reduced volume of higher-rate brokered CDs and decreases in interest paid on customer deposit accounts. The current quarter decreases were partially offset by an increase in the average balance of borrowings. As a result of these first quarter changes, the total cost of funds decreased 4 basis points to 2.37% compared to the preceding quarter.

The net interest margin increased to 3.03% for the first quarter of 2026, from 3.00% for the preceding quarter and 2.76% for the first quarter of 2025, marking six consecutive quarters of improvement for a total increase of 33 basis points over that period.

Noninterest Income and Expense

Noninterest income decreased $1.7 million to $2.0 million for the first quarter of 2026, from $3.7 million for the preceding quarter. The decrease is primarily due to the $1.7 million nonrecurring reimbursement received from the Bank's insurance carrier to offset expenses related to previously disclosed legal matters, which was recorded in other income for the fourth quarter of 2025.

Noninterest expense decreased $218,000 to $16.7 million for the first quarter of 2026, compared to $16.9 million for the preceding quarter. The decline resulted from branch closure costs experienced in the fourth quarter of 2025, partially offset by increases in data processing expenses and compensation costs. Legal fees recorded in professional fees remain elevated due to the ongoing legal matters previously disclosed.

Allowance for Credit Losses on Loans ("ACLL") and Credit Quality

The ACLL decreased $164,000 to $16.8 million at March 31, 2026, from $17.0 million at December 31, 2025. The ACLL as a percentage of total loans was 1.03% at March 31, 2026, a decrease from 1.04% at December 31, 2025, and a decrease from 1.24% one year earlier. A $13,000 recapture of loan provision expense for the quarter ended March 31, 2026, was the result of a $256,000 decrease in the overall pooled loan reserve, partially offset by $151,000 in net charge-offs and a $92,000 increase in reserves on individually evaluated loans. The change in pooled loan reserve was driven by decreased loan balances in most categories combined with lower loss factors applied to one-to-four family and other consumer loans. Decreases to the pooled loan reserve balance were partially offset by higher purchased auto and Northpointe Mortgage Purchase Program ("Northpointe MPP") balances and higher loss factors applied to commercial real estate, multi-family and construction loan balances at the end of the current quarter. The pooled loan reserve was impacted by a mild improvement in gross domestic product and unemployment forecasts, partially offset by a reduction in nonaccrual loans compared to the preceding quarter.

Nonperforming loans decreased $896,000 to $21.7 million at March 31, 2026, from $22.6 million at December 31, 2025. Current quarter activity included principal payments totaling $806,000, payoffs totaling $776,000 and net recoveries on nonperforming loans totaling $505,000. The decreases were partially offset by the transition into nonaccrual status of loans totaling $1.2 million across multiple loan categories. ACLL to nonperforming loans increased to 78% at March 31, 2026, from 75% at December 31, 2025, and decreased from 101% at March 31, 2025. This ratio increased compared to the preceding quarter primarily due to a reduction in nonperforming loan balances.

Classified loans decreased $685,000 to $34.6 million at March 31, 2026, from $35.3 million at December 31, 2025, primarily due to payoffs totaling $653,000, principal payments totaling $567,000, net recoveries on previously charged-off loans totaling $501,000 and upgrades totaling $156,000. The decreases were partially offset by $1.2 million of new downgrades across multiple loan categories. Four collateral-dependent loans totaling $26.5 million account for 77% of the classified loan balance at March 31, 2026.

	For the Quarter Ended
ACLL ($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Balance at beginning of period	$16,987	$16,203	$18,345	$20,569	$20,449
Charge-offs:
Commercial real estate	(3)	(329)	(656)	(15)	(5,571)
Construction and land	(171)	(1,027)	(483)	—	(374)
Auto and other consumer	(276)	(123)	(106)	(273)	(243)
Commercial business	(133)	(964)	(1,005)	(2,823)	(1,513)
Total charge-offs	(583)	(2,443)	(2,250)	(3,111)	(7,701)
Recoveries:
Commercial real estate	—	—	6	20	6
Construction and land	—	—	—	5	—
Auto and other consumer	50	34	47	74	43
Commercial business	382	2,727	675	1,084	2
Total recoveries	432	2,761	728	1,183	51
Net loan (charge-offs) recoveries	(151)	318	(1,522)	(1,928)	(7,650)
(Recapture of) provision for credit losses	(13)	466	(620)	(296)	7,770
Balance at end of period	$16,823	$16,987	$16,203	$18,345	$20,569

Average total loans	$1,613,526	$1,622,476	$1,650,340	$1,658,723	$1,662,095
Annualized net charge-offs (recoveries) to average outstanding loans	0.04%	-0.08%	0.37%	0.47%	1.87%

Asset Quality ($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Nonaccrual loans:
One-to-four family	$2,521	$2,272	$2,345	$2,274	$1,404
Commercial real estate	9,619	9,745	3,439	4,095	4
Construction and land	4,164	5,146	6,037	13,063	15,280
Home equity	53	53	9	10	54
Auto and other consumer	1,280	1,086	1,072	410	710
Commercial business	4,062	4,293	470	514	2,903
Total nonaccrual loans	21,699	22,595	13,372	20,366	20,355
Other real estate owned	1,380	1,380	1,377	1,297	—
Total nonperforming assets	$23,079	$23,975	$14,749	$21,663	$20,355

Nonaccrual loans as a % of total loans (1)	1.33%	1.39%	0.82%	1.22%	1.23%
Nonperforming assets as a % of total assets (2)	1.08	1.14	0.70	0.99	0.94
ACLL as a % of total loans	1.03	1.04	1.00	1.10	1.24
ACLL as a % of nonaccrual loans	77.53	75.18	121.17	90.08	101.05
Total past due loans to total loans	1.18	1.21	0.88	1.17	1.36

(1)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.
(2)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.

Financial Condition and Capital

Balance sheet growth was impacted by higher on-balance-sheet liquidity at March 31, 2026, compared to December 31, 2025. Capital levels remained stable despite the impact of the rate environment on the securities portfolio reflected in accumulated other comprehensive income.

Investment securities increased $2.7 million, or 1.0%, to $273.0 million at March 31, 2026, compared to $270.3 million three months earlier, and decreased $42.5 million compared to $315.4 million at March 31, 2025. Purchases totaling $11.1 million were partially offset by maturities totaling $3.3 million, regular principal payments totaling $3.9 million and a $1.2 million increase in net unrealized losses during the first quarter of 2026. The estimated average life of the securities portfolio was approximately 6.8 years at March 31, 2026, 6.5 years at the preceding quarter end and 6.9 years at the end of the first quarter of 2025. The effective duration of the portfolio was approximately 4.7 years at March 31, 2026, compared to 4.6 years at the preceding quarter end and 4.3 years at the end of the first quarter of 2025.

Investment Securities ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	Three Month % Change	One Year % Change
Available for Sale at Fair Value
Municipal bonds	$79,565	$80,252	$78,295	-0.9%	1.6%
U.S. government agency issued asset-backed securities (ABS agency)	11,632	11,943	12,643	-2.6	-8.0
Corporate issued asset-backed securities (ABS corporate)	7,676	7,961	15,671	-3.6	-51.0
Corporate issued debt securities (Corporate debt)	37,392	38,801	55,067	-3.6	-32.1
U.S. Small Business Administration securities (SBA)	5,820	6,293	8,061	-7.5	-27.8
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	97,968	91,656	96,642	6.9	1.4
Non-agency issued mortgage-backed securities (MBS non-agency)	32,932	33,404	49,054	-1.4	-32.9
Total securities available for sale	$272,985	$270,310	$315,433	1.0	-13.5

Net loans receivable, excluding loans held for sale, increased $951,000, or 0.1%, to $1.61 billion at March 31, 2026, from $1.61 billion at December 31, 2025, and decreased $24.6 million, or 1.5%, from $1.64 billion one year prior. Construction loans that converted into fully amortizing loans during the quarter totaled $2.0 million. Loan payoffs of $39.8 million, regular payments of $27.8 million and charge-offs totaling $1.5 million outpaced draws on existing loans totaling $22.7 million and new loan funding totaling $16.5 million. Participation in the Northpointe MPP increased $23.0 million and purchased auto loans increased $8.5 million during the current quarter.

Loans ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	Three Month % Change	One Year % Change
Real Estate:
One-to-four family	$362,984	$376,731	$394,428	-3.6%	-8.0%
Multi-family	270,979	288,529	338,147	-6.1	-19.9
Commercial real estate	403,243	402,683	387,312	0.1	4.1
Construction and land	62,347	61,268	64,877	1.8	-3.9
Total real estate loans	1,099,553	1,129,211	1,184,764	-2.6	-7.2
Consumer:
Home equity	86,292	85,088	79,151	1.4	9.0
Auto and other consumer	290,960	283,502	273,878	2.6	6.2
Total consumer loans	377,252	368,590	353,029	2.4	6.9
Commercial business	152,591	130,311	119,783	17.1	27.4
Total loans receivable	1,629,396	1,628,112	1,657,576	0.1	-1.7
Less:
Derivative basis adjustment	(406)	(903)	(566)	55.0	28.3
Allowance for credit losses on loans	16,823	16,987	20,569	-1.0	-18.2
Total loans receivable, net	$1,612,979	$1,612,028	$1,637,573	0.1	-1.5

Total deposits increased $2.5 million to $1.60 billion at March 31, 2026, compared to $1.60 billion at December 31, 2025, and decreased $64.5 million compared to $1.67 billion one year prior. During the first quarter of 2026, total customer deposit balances increased $24.9 million and brokered deposit balances decreased $22.4 million. The customer deposit mix reflects increased average savings account balances while average balances of all other customer accounts decreased compared to the preceding quarter. The rates paid on customer interest-bearing deposits decreased 8 basis points to 2.29% for the current quarter, compared to 2.37% for the fourth quarter of 2025. The deposit mix compared to March 31, 2025, reflects a continued shift in average balances of customer accounts to savings and money market accounts from demand deposit and CD accounts, with an overall $17.3 million increase to average customer balances. An $88.1 million decrease in the average balance of brokered CDs was the main driver for the year-over-year decrease in total deposits. Rates paid on interest-bearing deposit accounts decreased 40 basis points compared to the same quarter one year ago.

Deposits ($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	Three Month % Change	One Year % Change
Noninterest-bearing demand deposits	$238,901	$245,760	$247,890	-2.8%	-3.6%
Interest-bearing demand deposits	157,565	143,166	169,912	10.1	-7.3
Money market accounts	449,353	451,143	424,469	-0.4	5.9
Savings accounts	246,533	239,258	235,188	3.0	4.8
Certificates of deposit, customer	445,110	433,264	450,663	2.7	-1.2
Certificates of deposit, brokered	64,120	86,510	137,946	-25.9	-53.5
Total deposits	$1,601,582	$1,599,101	$1,666,068	0.2	-3.9

FHLB advances increased $20.0 million during the current quarter, supporting increased on balance sheet liquidity.

Total shareholders’ equity decreased to $157.0 million at March 31, 2026, compared to $157.3 million three months earlier, due to a decrease in the after-tax fair market values of the available-for-sale investment securities portfolio of $847,000, partially offset by an increase in the after-tax fair value of the investment portfolio hedge of $295,000 and net income of $6,000. No shares of common stock were repurchased under the Company's April 2024 Stock Repurchase Plan (the "Repurchase Plan") during the quarter ended March 31, 2026. There are 846,123 shares that remain available for repurchase under the Repurchase Plan.

Capital levels for both the Company and the Bank remain in excess of applicable requirements and the Bank was categorized as "well-capitalized" at March 31, 2026. Preliminary calculations of Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2026, for the Bank were 12.4% and 13.5%, respectively.

2025 Awards/Recognition
Sound Publishing:
Forbes Best-in-State Banks	Best Bank in Clallam County
Bellingham Best of the Northwest - Best Bank Silver	Best Lender in Clallam County and West End

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 17 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. First Northwest has also strategically invested in partnerships focused on developing modern financial solutions and a boutique investment banking/accelerator firm. These investments underscore the Company’s commitment to innovation and growth in the financial services sector. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance and execution on certain strategies, perceived opportunities in the market, potential future credit experience, including our ability to collect, the outcome of litigation and statements regarding our mission and vision, and include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements often identified by words such as "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements are based upon current management beliefs and expectations and may, therefore, involve risks and uncertainties, many of which are beyond our control. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; risks related to overall economic conditions; geopolitical events; legislative, regulatory, and policy changes; legal proceedings, regulatory investigations and their resolutions; and other factors described in the Company’s latest Annual Report on Form 10-K under the section entitled "Risk Factors," and other filings with the Securities and Exchange Commission ("SEC"), which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Curt Queyrouze, President and Chief Executive Officer

Phyllis Nomura, Chief Financial Officer and EVP

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
ASSETS
Cash and due from banks	$16,548	$15,530	$15,688	$18,487	$18,911
Interest-earning deposits in banks	87,588	69,587	63,482	69,376	51,412
Investment securities available for sale, at fair value (amortized cost at each period end of $299,707, $295,849, $310,545, $336,206 and $348,249)	272,985	270,310	282,608	303,515	315,433
Loans held for sale	1,140	1,063	2,154	1,557	2,940
Loans receivable (net of allowance for credit losses on loans at each period end of $16,823, $16,987, $16,203, $18,345, and $20,569)	1,612,979	1,612,028	1,607,825	1,647,217	1,637,573
Federal Home Loan Bank (FHLB) stock, at cost	13,927	13,105	10,856	14,906	13,106
Accrued interest receivable	7,051	6,498	8,160	8,305	8,319
Premises and equipment, net	8,591	8,464	8,788	8,999	9,870
Servicing rights on sold loans, at fair value	2,999	3,014	3,093	3,220	3,301
Bank-owned life insurance ("BOLI"), net	42,850	42,382	41,889	41,380	31,786
Equity and partnership investments	15,452	15,489	15,048	14,811	15,026
Goodwill and other intangible assets, net	1,062	1,062	1,080	1,081	1,082
Deferred tax asset, net	13,898	13,638	14,168	14,266	14,304
Right-of-use ("ROU") asset, net	15,316	15,596	15,494	15,772	16,687
Prepaid expenses and other assets	21,057	20,129	21,040	32,471	31,680
Total assets	$2,133,443	$2,107,895	$2,111,373	$2,195,363	$2,171,430

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,601,582	$1,599,101	$1,653,327	$1,654,636	$1,666,068
Borrowings	328,160	308,143	259,625	344,108	307,091
Accrued interest payable	280	1,223	1,145	1,514	2,163
Lease liability, net	16,250	16,439	16,071	16,257	17,266
Accrued expenses and other liabilities	27,514	24,301	24,321	27,790	29,767
Advances from borrowers for taxes and insurance	2,691	1,424	2,356	1,325	2,583
Total liabilities	1,976,477	1,950,631	1,956,845	2,045,630	2,024,938

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized; issued and outstanding at each period end: 9,499,300; 9,467,925; 9,462,150; 9,444,963; and 9,440,618	95	95	94	94	94
Additional paid-in capital	93,854	93,803	93,646	93,595	93,450
Retained earnings	91,707	91,699	91,317	90,506	87,506
Accumulated other comprehensive loss, net of tax	(22,920)	(22,398)	(24,429)	(28,198)	(28,129)
Unearned employee stock ownership plan (ESOP) shares	(5,770)	(5,935)	(6,100)	(6,264)	(6,429)
Total shareholders' equity	156,966	157,264	154,528	149,733	146,492
Total liabilities and shareholders' equity	$2,133,443	$2,107,895	$2,111,373	$2,195,363	$2,171,430

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
INTEREST INCOME
Interest and fees on loans receivable	$22,000	$22,431	$22,814	$22,814	$22,231
Interest on investment securities	2,585	2,971	3,244	3,466	3,803
Interest on deposits in banks	467	473	570	520	482
FHLB dividends	282	262	282	331	307
Total interest income	25,334	26,137	26,910	27,131	26,823
INTEREST EXPENSE
Deposits	7,930	8,648	9,083	9,552	9,737
Borrowings	2,964	2,799	3,258	3,386	3,239
Total interest expense	10,894	11,447	12,341	12,938	12,976
Net interest income	14,440	14,690	14,569	14,193	13,847
PROVISION FOR CREDIT LOSSES
(Recapture of) provision for credit losses on loans	(13)	466	(620)	(296)	7,770
Provision for credit losses on unfunded commitments	91	97	(53)	(64)	15
Provision for credit losses	78	563	(673)	(360)	7,785
Net interest income after provision for credit losses	14,362	14,127	15,242	14,553	6,062
NONINTEREST INCOME
Loan and deposit service fees	1,122	1,044	1,114	1,095	1,106
Sold loan servicing fees and servicing rights mark-to-market	127	57	85	92	195
Net gain on sale of loans	76	96	(39)	44	11
Increase in BOLI cash surrender value	468	493	539	485	372
Income from BOLI death benefit, net	—	—	—	—	1,059
Other income	215	2,000	303	454	1,034
Total noninterest income	2,008	3,690	2,002	2,170	3,777
NONINTEREST EXPENSE
Compensation and benefits	8,232	8,042	8,353	4,698	7,715
Data processing	2,228	1,990	1,941	1,926	2,011
Occupancy and equipment	1,565	1,539	1,505	1,507	1,592
Supplies, postage, and telephone	298	332	344	346	298
Regulatory assessments and state taxes	534	688	558	501	479
Advertising	304	290	282	299	265
Professional fees	2,026	1,957	2,668	1,449	777
FDIC insurance premium	363	424	411	463	434
Legal settlement	—	—	(10)	—	5,750
Other expense	1,134	1,640	1,338	1,576	679
Total noninterest expense	16,684	16,902	17,390	12,765	20,000
(Loss) income before (benefit from) provision for income taxes	(314)	915	(146)	3,958	(10,161)
(Benefit from) provision for income taxes	(320)	533	(948)	297	(1,125)
Net income (loss)	$6	$382	$802	$3,661	$(9,036)

Basic and diluted earnings (loss) per common share	$-	$0.04	$0.09	$0.42	$(1.03)
Diluted weighted average common shares outstanding	8,894,998	8,860,060	8,813,632	8,791,478	8,747,422

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected Loan Detail	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Construction and land loans breakout
1-4 Family construction	$18,802	$21,954	$29,961	$39,040	$42,371
Multifamily construction	12,144	10,109	15,660	14,728	9,223
Nonresidential construction	25,758	23,005	16,484	12,832	7,229
Land and development	5,643	6,200	5,688	5,938	6,054
Total construction and land loans	$62,347	$61,268	$67,793	$72,538	$64,877

Auto and other consumer loans breakout
Triad Manufactured Home loans	$131,406	$132,287	$133,425	$135,537	$134,740
Woodside auto loans	147,444	137,678	131,800	127,828	118,972
First Help auto loans	7,570	8,491	9,561	11,221	13,012
Other auto loans	468	586	767	1,016	1,313
Other consumer loans	4,072	4,460	4,671	5,275	5,841
Total auto and other consumer loans	$290,960	$283,502	$280,224	$280,877	$273,878

Commercial business loans breakout
Northpointe Bank MPP	$41,951	$18,941	$-	$-	$-
Secured lines of credit	40,991	39,783	43,081	41,043	39,986
Unsecured lines of credit	3,351	2,901	2,580	2,551	2,030
SBA loans	5,505	5,645	6,347	6,618	6,889
Other commercial business loans	60,793	63,041	61,152	67,631	70,878
Total commercial business loans	$152,591	$130,311	$113,160	$117,843	$119,783

Loans by Collateral and Unfunded Commitments	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
One-to-four family construction	$18,571	$23,815	$31,627	$40,509	$38,221
All other construction and land	44,000	37,334	36,161	36,129	30,947
One-to-four family first mortgage	440,576	431,222	415,670	420,847	428,081
One-to-four family junior liens	21,169	21,003	20,568	20,116	15,155
One-to-four family revolving open-end	57,027	56,365	58,486	57,502	51,832
Commercial real estate, owner occupied:
Health care	28,177	28,488	28,794	29,091	29,386
Office	18,953	19,216	18,499	19,116	19,363
Warehouse	7,549	7,608	7,684	7,432	9,272
Other	72,556	71,313	73,562	74,364	74,915
Commercial real estate, non-owner occupied:
Office	36,657	40,311	40,917	42,198	41,885
Retail	53,519	50,494	50,839	51,708	50,737
Hospitality	62,729	63,113	63,953	64,308	62,226
Other	115,367	112,307	106,991	93,505	93,549
Multi-family residential	272,025	289,581	297,379	330,784	339,217
Commercial business loans	61,247	66,264	68,062	73,403	75,628
Commercial agriculture and fishing loans	27,982	25,842	23,346	22,443	22,914
State and political subdivision obligations	333	333	369	369	369
Consumer automobile loans	155,443	146,708	142,064	139,992	133,209
Consumer loans secured by other assets	133,825	134,826	136,073	138,378	137,619
Consumer loans unsecured	1,691	1,969	2,088	2,508	3,051
Total loans	$1,629,396	$1,628,112	$1,623,132	$1,664,702	$1,657,576

Unfunded commitments under lines of credit or existing loans	$166,897	$167,489	$158,118	$166,589	$175,100

FIRST NORTHWEST BANCORP AND SUBSIDIARY

NET INTEREST MARGIN ANALYSIS

(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2026			2025
	Average	Interest		Average	Interest
	Balance	Earned/	Yield/	Balance	Earned/	Yield/
(dollars in thousands)	Outstanding	Paid	Rate	Outstanding	Paid	Rate
Interest-earning assets:
Loans receivable, net (1) (2)	$1,597,287	$22,000	5.59%	$1,641,937	$22,231	5.49%
Total investment securities	269,658	2,585	3.89	333,208	3,803	4.63
FHLB dividends	12,168	282	9.40	13,609	307	9.15
Interest-earning deposits in banks	51,046	467	3.71	42,917	482	4.55
Total interest-earning assets (3)	1,930,159	25,334	5.32	2,031,671	26,823	5.35
Noninterest-earning assets	140,292			143,077
Total average assets	$2,070,451			$2,174,748
Interest-bearing liabilities:
Interest-bearing demand deposits	$140,578	$72	0.21	$168,414	$260	0.63
Money market accounts	446,467	2,343	2.13	414,425	2,345	2.29
Savings accounts	243,322	871	1.45	216,499	783	1.47
Certificates of deposit, customer	438,176	3,892	3.60	451,936	4,522	4.06
Certificates of deposit, brokered	70,123	752	4.35	158,269	1,827	4.68
Total interest-bearing deposits (4)	1,338,666	7,930	2.40	1,409,543	9,737	2.80
Advances	252,778	2,619	4.20	279,500	2,855	4.14
Subordinated debt	34,651	345	4.04	38,370	384	4.06
Total interest-bearing liabilities	1,626,095	10,894	2.72	1,727,413	12,976	3.05
Noninterest-bearing deposits (4)	240,633			243,569
Other noninterest-bearing liabilities	44,191			47,329
Total average liabilities	1,910,919			2,018,311
Average equity	159,532			156,437
Total average liabilities and equity	$2,070,451			$2,174,748

Net interest income		$14,440			$13,847
Net interest rate spread			2.60			2.30
Net earning assets	$304,064			$304,258
Net interest margin (5)			3.03			2.76
Average interest-earning assets to average interest-bearing liabilities	118.7%			117.6%

(1) The average loans receivable, net balances include nonaccrual loans.

(2) Interest earned on loans receivable includes net deferred costs of $633,000 and $338,000 for the three months ended March 31, 2026 and 2025, respectively.

(3) Includes interest-earning deposits (cash) at other financial institutions.

(4) Cost of all deposits, including noninterest-bearing demand deposits, was 2.04% and 2.39% for the three months ended March 31, 2026 and 2025, respectively.

(5) Net interest income divided by average interest-earning assets.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not in conformity with generally accepted accounting principles in the United States of America ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	For the Quarter Ended
($ in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders' equity	$156,966	$157,264	$154,528	$149,733	$146,492
Less: Goodwill and other intangible assets	1,062	1,062	1,080	1,081	1,082
Disallowed non-mortgage loan servicing rights	312	302	317	372	415
Total tangible common equity	$155,592	$155,900	$153,131	$148,280	$144,995

Total assets	$2,133,443	$2,107,895	$2,111,373	$2,195,363	$2,171,430
Less: Goodwill and other intangible assets	1,062	1,062	1,080	1,081	1,082
Disallowed non-mortgage loan servicing rights	312	302	317	372	415
Total tangible assets	$2,132,069	$2,106,531	$2,109,976	$2,193,910	$2,169,933

Average shareholders' equity	$159,532	$157,588	$151,376	$146,857	$156,437
Less: Average goodwill and other intangible assets	1,062	1,080	1,081	1,081	1,082
Average disallowed non-mortgage loan servicing rights	302	317	371	415	423
Total average tangible common equity	$158,168	$156,191	$149,924	$145,361	$154,932

Net income (loss)	$6	$382	$802	$3,661	$(9,036)
Common shares outstanding	9,499,300	9,467,925	9,462,150	9,444,963	9,440,618
GAAP Ratios:
Equity to total assets	7.36%	7.46%	7.32%	6.82%	6.75%
Return on average equity	0.02%	0.96%	2.10%	10.00%	-23.42%
Book value per common share	$16.52	$16.61	$16.33	$15.85	$15.52
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	7.30%	7.40%	7.26%	6.76%	6.68%
Return on average tangible common equity (1)	0.02%	0.97%	2.12%	10.10%	-23.65%
Tangible book value per common share (1)	$16.38	$16.47	$16.18	$15.70	$15.36
(1)

We believe that the use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.